Exhibit 3.1
AUDITORS’ REPORT TO THE DIRECTORS
      We have audited the consolidated balance sheets of Bourse de Montréal Inc. (the “MX”) as at December 31, 2006 and 2005, and the consolidated statements of earnings, retained earnings and cash flows for the years ended December 31, 2006, 2005 and 2004. These financial statements are the responsibility of the MX’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the MX as at December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006, 2005 and 2004 in accordance with Canadian generally accepted accounting principles.
(signed) KPMG LLP
Chartered Accountants
Montréal, Canada
January 24, 2007, except as to note 25,
which is as of March 23, 2007

BOURSE DE MONTRÉAL INC.
Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands of dollars)

	2006	2005

Assets
Current assets:
Cash and cash equivalents	$22,919	$24,382
Temporary investments (note 3)	36,639	32,577
Restricted cash (notes 10 and 20)	2,700	1,541
Receivables (note 7)	7,889	6,272
Daily settlements due from clearing members	6,951	22,006
Clearing members’ cash margin deposits (note 4)	2,312	1,041
Clearing fund cash deposits (note 4)	14,807	4,005
Prepaid expenses	1,690	1,525

	95,907	93,349
Long-term investments (note 5)	9,302	9,798
Capital assets (note 6)	12,319	14,208
Future income taxes (note 16)	2,523	705
Other assets (note 7)	2,643	972

	$122,694	$119,032

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accruals	$13,057	$9,887
Dividends payable	13,910	12,721
Daily settlements due to clearing members	6,951	22,006
Clearing members’ cash margin deposits (note 4)	2,312	1,041
Clearing fund cash deposits (note 4)	14,807	4,005
Income taxes payable	3,343	3,484
Debts due within one year (note 10)	992	—
Current portion of obligations under capital leases (notes 10 and 11)	80	3,239

	55,452	56,383
Obligations under capital leases (notes 10 and 11)	—	1,022
Future income taxes (note 16)	812	245
Accrued employee benefit liability (note 21)	713	410
Shareholders’ equity:
Capital stock (note 12)	49,258	45,405
Contributed surplus (note 12)	434	825
Retained earnings	16,991	16,532
Cumulative translation adjustment (note 13)	(966)	(1,790)

	65,717	60,972
Commitments (note 14)
Contingencies (note 15)
Subsequent events (note 25)

	$122,694	$119,032

      See accompanying notes to consolidated financial statements.
On behalf of the Board,

(signed) Jean Turmel	(signed) Carmand Normand

Director	Director

BOURSE DE MONTRÉAL INC.
Consolidated Statements of Earnings
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and number of shares)

	2006	2005	2004

Revenues:
Transactions	$36,422	$26,403	$19,740
Clearing and option exercise	12,989	9,609	7,837
Information systems services (note 19)	15,275	15,581	12,160
Market data	10,562	8,095	7,787
Participants	3,261	2,456	4,180
Other (note 24)	751	1,020	5,630

	79,260	63,164	57,334
Expenses:
Compensation and benefits	22,811	19,891	19,004
Occupancy	2,667	2,754	2,520
Computer licences and maintenance	6,184	6,397	5,441
Amortization of capital assets and other assets	6,398	7,586	5,284
General and administrative	8,995	6,810	6,525
Telecommunications	2,536	2,841	2,510
Public affairs	1,870	1,408	1,344
Interest on obligations under capital leases and debts due within one year (notes 10 and 11)	154	356	359

	51,615	48,043	42,987

Earnings before investment income, other items and income taxes	27,645	15,121	14,347
Investment income	2,613	1,785	1,059
Equity in results of companies subject to significant influence, net of loss of $551 (nil in 2005 and 2004) due to realization of the cumulative translation adjustment (note 5)	1,151	2,278	(2,684)
Gain on dilution (note 5)	—	1,042	—
Loss and termination fees on disposal of investments in company subject to significant influence and in joint venture (notes 2 and 5)	—	(699)	—

Earnings before income taxes	31,409	19,527	12,722
Income taxes (note 16):
Current	7,829	4,353	896
Future	(1,251)	39	2,867

	6,578	4,392	3,763

Net earnings	$24,831	$15,135	$8,959

Basic earnings per share (note 8)	$2.84	$1.85	$1.11
Diluted earnings per share (note 8)	$2.72	$1.72	$1.06
Weighted average number of shares outstanding
Basic (note 8)	8,742,762	8,197,051	8,061,251
Diluted (note 8)	9,145,375	8,783,312	8,445,007
See accompanying notes to consolidated financial statements.

BOURSE DE MONTRÉAL INC.
Consolidated Statements of Retained Earnings
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars)

	2006	2005	2004

Retained earnings, beginning of year	$16,532	$14,118	$5,159
Net earnings	24,831	15,135	8,959
Dividends	(24,372)	(12,721)	—

Retained earnings, end of year	$16,991	$16,532	$14,118

See accompanying notes to consolidated financial statements.

BOURSE DE MONTRÉAL INC.
Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars)

	2006	2005	2004

Cash flows from (used in) operating activities:
Net earnings	$24,831	$15,135	$8,959
Adjustments for:
Amortization of capital assets and other assets	6,398	7,586	5,284
Equity in results of companies subject to significant influence	(1,151)	(2,278)	2,684
Loss on disposal of investment in a joint venture	—	21	—
Loss on disposal of investment in a company subject to significant influence	—	378	—
Gain on dilution	—	(1,042)	—
Amortization of premium on investments	16	27	117
Interest income on discount investments	(453)	(633)	5
Future income taxes	(1,251)	39	2,867
Cost of stock option plan	152	234	245
Cost of deferred share unit plan	—	—	810
Net change in non-cash operating assets and liabilities (note 17)	1,021	5,672	(863)

	29,563	25,139	20,108
Cash flows from (used in) investing activities (note 17):
Purchase of capital assets	(4,633)	(3,848)	(2,715)
Increase in other assets	(2,337)	(46)	(249)
Sale of capital assets (note 10)	1,319	—	—
Purchase of investments	(257,437)	(277,318)	(183,424)
Sale of investments	253,812	269,456	179,469
Disposal of investment in a joint venture	—	(21)	—
Purchase of long-term investments	—	(1,012)	(3,682)
Distributions from a company subject to significant influence	2,471	—	—

	(6,805)	(12,789)	(10,601)
Cash flows from (used in) financing activities (note 17):
Restricted cash	(1,159)	(402)	(1,139)
Decrease in obligations under capital leases and debts (notes 10 and 11)	(3,189)	(3,490)	(2,363)
Share issuance (note 12)	3,310	1,886	317
Dividends	(23,183)	—	—

	(24,221)	(2,006)	(3,185)

Net (decrease) increase in cash and cash equivalents	(1,463)	10,344	6,322
Cash and cash equivalents, beginning of year	24,382	14,038	7,716

Cash and cash equivalents, end of year	22,919	24,382	14,038
Temporary investments, end of year	36,639	32,577	24,109

Cash and cash equivalents and temporary investments, end of year	$59,558	$56,959	$38,147

Cash and cash equivalents are comprised of:
Cash	$2,792	$3,427	$2,073
Bankers’ acceptances	20,127	12,284	8,029
Treasury bills	—	8,671	3,936

	$22,919	$24,382	$14,038

See accompanying notes to consolidated financial statements.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

Bourse de Montréal Inc. (the “MX”) was incorporated on September 29, 2000, following the demutualization of the Montreal Exchange, under Part 1A of the Quebec Companies Act. Its principal business activity is to provide a marketplace for the buying and selling of derivative products. MX is responsible for market and approved participant regulation. In accordance with the Regulations of the Autorité des marchés financiers (the “AMF”), the MX must meet specified financial ratios and other conditions to continue as a self-regulatory organization. Its subsidiary, the Canadian Derivatives Clearing Corporation (the “CDCC”), is the issuer, clearing house and guarantor for options and futures contracts traded at the MX and certain over-the-counter products.

1.	Significant accounting policies:

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. The significant accounting policies are summarized below:

(a)	Consolidation and long-term investments:

The consolidated financial statements include the accounts of Bourse de Montréal Inc. and those of its wholly-owned subsidiary, the CDCC, and until December 19, 2005 (note 2) those of Clearco Inc. (“Clearco”), a joint venture. The MX uses the proportionate consolidation method to account for its 50% ownership interest in the assets, liabilities, revenues, expenses and cash flows of the joint venture. Since August 14, 2006, the financial statements also include a participation of 51% in the Montréal Climate Exchange Inc. (“MCeX”) which was created in partnership with the Chicago Climate Exchange Inc.

Long-term investments consist of the MX’s 31.4% interest in the units of the Boston Options Exchange LLC (“BOX”) in the U.S., and until December 19, 2005 (note 5), the MX’s 8% interest in the capital stock of Oxen Inc. (“Oxen”), both investments being in companies subject to significant influence. These investments are accounted for under the equity method, according to which the initial cost of the investment is adjusted to include the MX’s proportionate share of post-acquisition net earnings or losses, less dividends and distributions.

Investments are written down when there is clear evidence that another than temporary decline in value has occurred.

(b)	Cash and cash equivalents:

Cash and cash equivalents consist of liquid investments having an original maturity of three months or less and are carried at cost, which approximates their fair value.

(c)	Temporary investments:

Temporary investments consist of fixed income securities and are carried at the lower of cost and fair value.

(d)	Daily settlements due from and to clearing members of the CDCC:

The amounts due from and to clearing members as a result of marking open futures positions to market and settling option transactions each day are required to be collected from or paid to clearing members prior to the commencement of trading the next day. The amounts due from clearing members are presented as an asset in the balance sheet and are not offset against amounts due to other clearing members, which are presented as a liability.

As at December 31, 2006, the largest amount due from a clearing member was $3,044 ($13,397 in 2005) and the largest amount due to a clearing member was $2,139 ($7,062 in 2005).

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

1.	Significant accounting policies (continued):

(e)	Capital assets:

Capital assets are carried at historical cost. Amortization expense is provided over the following periods on a straight-line basis:

Asset	Period

Computer development, hardware and software	3 to 5 years
Furniture, fixtures and equipment	5 years

Leasehold improvements are amortized over periods not exceeding the term of the leases.

Direct costs incurred for the development of software are recorded in capital assets under computer development, hardware and software. These costs include salary costs hardware and subcontractors and are amortized over their useful lives, estimated at five years.

(f)	Other assets:

The development costs of on-line training courses, less government assistance received, are amortized over five years on a straight-line basis beginning on their launch date.

Deferred charges, which represent the development cost of software, are amortized over five years, which is the estimated economic life of the product.

Deferred charges, which represent licence and maintenance fees are amortized on a straight-line basis over 2 to 3 years.

Fees for the acquisition of an additional interest in BOX will be applied to acquisition costs when the transaction is completed, or they will be expensed if the transaction is not realized.

(g)	Capital assets, goodwill and other intangibles:

Capital assets and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. When the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the statement of earnings before extraordinary items and discontinued operations.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

1.	Significant accounting policies (continued):

(h)	Stock-based compensation and other stock-based payments:

Deferred share unit plan:

The MX accounts for its deferred share unit plan as a charge to earnings and a liability is recorded as share units are granted, at the fair value at the time of grant, based on the fair value method, as described in note 12. Changes in the fair value of the underlying shares, between the grant date and the valuation date, result in a change in the liability. This plan, implemented for certain members of the Board of Directors and for various committees of the MX, was abolished in January 2005 (note 12).

Stock option plan and share purchase plan:

The MX accounts for its stock option plan using the fair value based method, under which the compensation cost attributable to awards to employees is measured at the fair value at the grant date and recognized over the vesting period.

(i)	Revenue recognition:

Transaction revenue is recognized on the transaction date of the related transaction.

Clearing revenue is recognized on the settlement date of the related transaction.

Revenue from arrangements under time and materials are recognized as the services are provided at the contractually stated price.

Revenue from hosting arrangement under fixed-fee arrangement is recognized on a straight-line basis over the term of the arrangement.

Revenue from licence fees and maintenance services for licences is recognized on a straight-line basis over the term of the contract.

Market data revenue is recognized based on usage as reported by customers and vendors.

Market regulation fees are registered and recognized in the month in which the services are provided.

Investment income is recognized in the period in which it is earned. Realized gains or losses on investments are recognized in the period during which they occur.

(j)	Tax credits on development costs and government assistance:

The MX incurs development costs that are eligible for tax credits. The tax credits are recorded based on the estimated amounts to be recovered. The amounts claimed are subject to an audit by the tax authorities.

Government assistance and tax credits on development costs relating to operating expenses are charged to earnings when the related expenses are incurred. Government assistance and tax credits on development costs relating to capital expenditures are deducted from the related asset.

(k)	Foreign currency translation:

Revenue and expenses denominated in foreign currencies are translated into Canadian dollars at the exchange rate prevailing at the time of the transaction. Monetary assets and liabilities are translated into Canadian dollars at the year-end exchange rate, whereas non-monetary items are translated at the exchange rate prevailing at the time of the transaction. Gains or losses are recognized in earnings.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

1.	Significant accounting policies (continued):

(k)	Foreign currency translation (continued):

The MX holds an investment in a company subject to significant influence located in the United States which is considered to be a self-sustaining foreign establishment. Accordingly, this investment is translated into Canadian dollars at rates of exchange in effect at the balance sheet date, and the resulting unrealized exchange gain or loss is included in the Cumulative translation adjustment in shareholders’ equity.

(l)	Employee future benefits:

On January 1, 2004, the MX established a defined benefit registered pension plan for certain officers. The benefits are based on years of service and the participants’ compensation. The cost of this program is being funded periodically.

The MX accrues its obligations under its pension plan as employees render the services necessary to earn the pension benefits. The MX has adopted the following policies:

(i)	The cost of the accrued benefit obligations for pensions earned by the employees is actuarially determined using the projected benefit method pro rated on services and management’s best estimation of expected plan investment performance, salary escalation and retirement ages.

(ii)	For the purpose of calculating expected return on plan assets, these assets are valued at fair value.

(iii)	Past service costs of $650 from pension plan initiation are amortized on a straight-line basis over the average remaining service period of employees active at the initiation date, which is 12.4 years.

(iv)	Actuarial gains (losses) on plan assets arise from the difference between the actual return on plan assets for a period and the expected return on plan assets for that period. Actuarial gains (losses) on the accrued benefit obligation arise from differences between actual and expected experience and from changes in the actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gains (losses) over 10 percent of the greater of the accrued benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees when applicable.

(m)	Income taxes:

The MX follows the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the accounting value of existing assets and liabilities and their respective tax basis. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment or substantive enactment date. Future income tax assets are recognized and, if realization is not considered “more likely than not”, a valuation allowance is provided.

(n)	Measurement uncertainty:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

1.	Significant accounting policies (continued):

(n)	Measurement uncertainty (continued):

Significant areas requiring the use of management estimates relate to the provision for doubtful accounts receivable, tax credits, the useful life of assets for amortization purposes and evaluation of their net recoverable amount and the evaluation of the investment in a company subject to significant influence, as well as the determination of the valuation allowance related to future income tax assets. Actual results could differ from those estimates.

2.	Interest in a joint venture:

In July 2004, the CDCC concluded an agreement with Oxen to develop clearing services for electricity forward contracts for its subsidiary Clearco of which CDCC also acquired 50% of the capital stock for an amount of $300.

The financial statements include the MX’s proportionate share of the revenues, expenses and cash flows of the joint venture as follows for the years ended December 31, 2005 and 2004:

	2005	2004

Revenues	$12	$19
Net loss	(213)	(66)
Cash used in operations	(146)	(141)

In December 2005, CDCC disposed of its investment in Clearco for a consideration of one dollar. This transaction generated a loss on disposal of investment of $21.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

3.	Temporary investments:

	2006			2005

	Effective interest			Effective interest
	rates as at		Fair	rates as at		Fair
	December 31, 2006	Cost	value	December 31, 2005	Cost	value

Federal bonds:
Maturing in less than one year	4.45%	$5,633	$5,646	2.85%	$7,004	$7,031
Maturing between 1 year and less than 3 years	—	—	—	3.51%	203	205
Maturing between 3 years and less than 10 years	4.32%	11,139	11,129	3.97%	5,105	5,096
Maturing in 10 years and more	3.91%	306	308	—	—	—
Provincial bonds:
Maturing in less than one year	4.35%	1,011	1,013	3.16%	2,719	2,724
Maturing between 1 year and less than 3 years	3.88%	431	442	2.66%	402	407
Maturing between 3 years and less than 10 years	4.30%	1,572	1,630	4.14%	5,292	5,346
Maturing in 10 years and more	5.10%	7,878	8,551	4.82%	8,795	9,421
Corporate bonds:
Maturing in less than one year	3.19%	390	390	—	—	—
Maturing between 1 year and less than 3 years	4.24%	1,892	1,894	3.19%	406	402
Maturing between 3 years and less than 10 years	4.50%	5,917	5,932	4.80%	281	286
Maturing in 10 years and more	5.53%	470	505	5.66%	2,370	2,541

		$36,639	$37,440		$32,577	$33,459

The fair value of the bonds is calculated based on market value.

4.	Clearing fund and members’ margin deposits:

Cash deposits of clearing members are held in the name of the CDCC and are disclosed in the balance sheets under Clearing members’ cash margin deposits and Clearing fund cash deposits. Government securities, letters

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

4.	Clearing fund and members’ margin deposits (continued):

of credit and other securities are deposited by the clearing members with approved depositories under irrevocable agreements. Clearing members may also deposit letters of credit and escrow receipts directly with the CDCC.

Clearing fund and margin deposits held by custodians, and of which the CDCC is beneficiary, that are not included in the balance sheets as at December 31, are as follows:

	2006	2005

Margin deposits:
Government securities, at face value	$1,794,482	$1,718,376
Letters of credit, at face value	186,392	39,595
Equity securities (to cover short positions), at market value(1)	1,275,804	397,075

	$3,256,678	$2,155,046

Clearing fund deposits:
Government securities, at face value	$338,623	$227,149

(1)	The market value is determined using the quotes on the market exchange on the last day of the year.

5.	Long-term investments:

(a)	BOX:

The MX has an investment in BOX, an electronic exchange for the trading of American equity options.

In May and July 2004, the MX and three other partners invested US$7,500 as consideration for additional units of BOX. These transactions did not result in a dilution of the MX’s interest.

In January 2005, two new partners of BOX paid US$3,348 (C$4,130) in exchange for additional units. Following these transactions, the MX’s interest in BOX was reduced from 31.7% to 30.7% which generated a dilution gain of $1,042, net of a realized portion of the cumulative translation adjustment of $46.

In June 2005, the MX acquired 0.7% of the units of BOX for a cash consideration of US$810 (C$1,012), increasing its interest in BOX to 31.4%. The excess cost of the units of BOX over the net book value of the net assets on the date of acquisition, which amounted to $838, was recognized as goodwill and is not being amortized.

During 2006, the MX made a commitment to acquire an additional interest in BOX (note 14 (b)).

(b)	Oxen:

In July 2004, the MX acquired 8% of the capital stock of Oxen, which wholly owns the Alberta Watt Exchange, an Alberta exchange of energy products, and 50% of Clearco, a joint venture.

In December 2005, the MX ended the agreement entered into in July 2004 with Oxen. The MX sold back its 8% share in Oxen for one dollar. The disposal of this investment generated a loss of $678, including a termination fee of $300.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

5.	Long-term investments (continued):

	2006	2005	2004

31.4% (31.7% in 2004) interest in BOX	$11,685	$11,685	$11,511
Goodwill	838	838	—
Share in accumulated losses	(2,469)	(3,620)	(5,920)
Distributions	(2,471)	—	—
Gain on dilution	2,685	2,685	1,643
Cumulative translation adjustment	(966)	(1,790)	(1,465)

Investment in BOX (31.4% (31.7% in 2004))	9,302	9,798	5,769
Investment in Oxen (8% of capital stock)	—	400	400
Share in accumulated losses	—	(22)	—
Loss on disposal of investment in Oxen	—	(378)	—

Investment in Oxen (8% of capital stock in 2004)	—	—	400

Long-term investments	$9,302	$9,798	$6,169

The MX’s interest in the net book value of BOX amounts to $7,038 as at December 31, 2006 ($7,545 and $4,285 in 2005 and 2004, respectively).

BOX is a LLC, therefore, the income taxes of BOX are payable by the owners according to their units in BOX. The MX has future income tax assets in BOX that can be used against future earnings generated by BOX. These assets amount to $532, and represent losses carried forward and timing differences (note 16).

6.	Capital assets:

	2006

		Accumulated	Net book
	Cost	amortization	value

Computer development, hardware and software	$15,510	$6,901	$8,609
Computer hardware and software under capital leases	2,245	2,165	80
Leasehold improvements	13,588	10,241	3,347
Furniture, fixtures and equipment	833	550	283

	$32,176	$19,857	$12,319

In 2006, the amortization expense on capital assets represents $6,044 ($7,347 in 2005 and $5,037 in 2004), including $2,564 ($3,254 in 2005 and $2,261 in 2004) on hardware and software under capital leases.

	2005

		Accumulated	Net book
	Cost	amortization	value

Computer development, hardware and software	$13,027	$6,171	$6,856
Computer hardware and software under capital leases	10,299	6,337	3,962
Leasehold improvements	13,021	9,814	3,207
Furniture, fixtures and equipment	652	469	183

	$36,999	$22,791	$14,208

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

6.	Capital assets (continued):

In September 2005, the MX identified assets related to its trading platform to be replaced by internally developed software offering better performance. Even if these assets were still usable, these assets had capacity limits and the MX was dependent on a third party for its trading platform until the replacements of these assets which occurred in 2005 and 2006. A review of the estimated amortization period and a test for recoverability of these assets were made. The review resulted in an additional charge to amortization of $935 ($912 in 2005).

As at December 31, 2006, $2,292 of capital assets under development was recorded for which amortization has not yet been recognized ($268 in 2005, nil in 2004).

In 2004, the MX reviewed the amortization period of its hardware and software used under its agreement with BOX, reducing this period from 5 to 3 years, in order to coincide with the duration of the commitments resulting from the agreement. This revision brought a supplementary amortization expense of $434 in 2004 and revenues from its information systems services of the same amount.

During 2004, fully-amortized capital assets having a cost of $18,727 were written off (nil in 2005 and 2006).

7.	Other assets:

	2006

		Accumulated	Net book
	Cost	amortization	value

Goodwill(1)	$308	$—	$308
Deferred charges	1,669	73	1,596
On-line training programs	1,311	973	338
Loans to employees(2)	401	—	401

			$2,643

	2005

		Accumulated	Net book
	Cost	amortization	value

Goodwill	$308	$—	$308
On-line training programs	1,465	801	664

			$972

The amortization expense of on-line training programs was $281 in 2006 ($239 in 2005 and $247 in 2004) and the amortization on deferred charges was $73 in 2006 (nil in 2005 and 2004).

(1)	The goodwill was generated following the complete acquisition of CDCC in 2000.

(2)	Loans to employees as at December 31, 2006 amounted to $713 (nil in 2005). The current portion of these loans amounts to $312 (nil in 2005) and is presented in receivables. The fair value of loans to employees approximates its accounting value as at December 31, 2006 (nil in 2005) and is determined using the present value of the future repayments. The terms of the loans are the same as the share purchase plan loans presented in note 12 (b).

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

8.	Earnings per share:

Basic earnings per share are calculated by dividing net earnings by the weighted average number of shares outstanding during the year. Diluted earnings per share are calculated based on the weighted average number of shares outstanding adjusted to reflect the potentially dilutive effect of stock options and shares held in guarantee.

The following table presents the basic and diluted earnings per share calculation:

	2006	2005	2004

Net earnings	$24,831	$15,135	$8,959

Weighted average number of shares outstanding — basic	8,742,762	8,197,051	8,061,251
Dilutive effect of stock options and shares held in guarantee	402,613	586,261	383,756

Weighted average number of shares outstanding — diluted	9,145,375	8,783,312	8,445,007

Basic earnings per share	$2.84	$1.85	$1.11
Diluted earnings per share	$2.72	$1.72	$1.06

9.	Operating line of credit:

The MX has an operating line of credit of $2,000. From this authorized credit, an amount of $1,782 has been given as a guarantee to the trustee of the employee future benefit plan (see note 21). When used, this line of credit bears interest at the banks’ prime rate and is renewable annually (see note 23 for other authorized credit).

10.	Debts due within one year:

In October 2006, the MX disposed of equipment under capital leases for an amount equal to its net book value of $1,319 including $869 invoiced to BOX, to cover the resulting loss incurred from this transaction, under the existing agreement with BOX (note 19). These amounts were collected as at December 31, 2006. The MX has entered into a new agreement with the lessor in order to exclude the equipment sold as per the initial leases, thereby transforming part of the obligations under the capital leases into short-term debts for an amount of $992. Under the new agreement, cash of $972 has been transferred to a trust account as a security for the lessor.

The short-term debts are payable monthly, in amounts of $6 to $53, bear interest at rates varying between 5.2% to 6.5% and mature between May and November 2007. The interest expense for 2006 amounts to $17 (nil in 2005 and 2004).

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

11.	Obligations under capital leases:

The MX has the following obligations under capital leases for computer hardware and software:

	2006	2005

Years ending December 31:
2006	$—	$3,393
2007	82	1,048

Minimum payments due under capital leases	82	4,441
Less amount representing interest (rates varying between 5.2% and 6.5%)	2	180

Present value of minimum payments due under capital leases	80	4,261
Current portion of obligations under capital leases	80	3,239

	$—	$1,022

The obligations under capital leases are re-invoiced at cost as part of the services provided to BOX. In the event that BOX defaults, the MX has obtained guarantees from certain BOX partners under which the MX would be able to recover a maximum of 50% of the aforementioned obligations.

The interest expense for 2006 amounts to $137 ($356 in 2005 and $359 in 2004).

12.	Capital stock:

	2006	2005

Authorized:
An unlimited number of shares, without par value:
Common, voting and participating
Preferred, non-voting, dividend to be determined upon issuance
Total issued, including in guarantee:
9,273,155 common shares (8,481,155 in 2005)	$51,589	$47,019
Held in guarantee for loans under share purchase plan:
85,391 common shares (187,647 in 2005)	(800)	(1,614)
Held in guarantee for loans under stock option plan
298,318 common shares (nil in 2005)	(1,531)	—

Issued and paid:
8,889,446 common shares (8,293,508 in 2005)	$49,258	$45,405

No person or combination of persons is permitted to beneficially own or exercise control or direction over more than 10% of any class or series of voting shares of the MX.

On November 30, 2006, the MX declared a dividend of $1.50 per share. This dividend is payable on January 12, 2007 to the registered shareholders of record on January 5, 2007.

(a)	Stock option plan:

On October 30, 2000, the Board of Directors (the “Board”) approved the creation of a stock option plan (the “Plan”) available to the MX’s management. The term of each option and the number of underlying shares will be determined by the Board. Some 847,000 common shares are likely to be purchased under options granted pursuant to the stock option plan. The maximum number of common shares that can be granted to a single person is limited to 5% of the MX’s issued and outstanding common shares. The

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

12.	Capital stock (continued):

exercise price of each option represents the amount as determined by the Board without being lower than the fair market value of the shares on the date of the grant. However, when the shares will be listed on a recognized stock exchange, the exercise price will correspond to the weighted average price of the shares for the five days preceding the date of grant of the options.

The term of an option shall not exceed ten years from the date of its grant.

With the exception of the 75,000 options granted in January 2004, the Plan has two components: performance options and options vested over time. Thus, 50% of the stock options will be vested after three years provided the required performance criteria as determined by the Board at the time of the grant are met and 50% of the stock options will be vested over a three-year period and may be exercised in whole or in part at any time, as follows: 33.3% as of the first anniversary, 66.7% as of the second anniversary, and the whole as of the third anniversary of the grant. The 75,000 options granted in 2004 will be vested based on performance criteria and over a three-year period.

During 2006, 792,000 of the 835,000 stock options granted were exercised at an average exercise price of $5.08. The MX has granted loans bearing interest at 5% on 595,000 shares for an amount of $3,042. Any dividend payable on these shares is applied against the loans. The loans, which represent $1,531 as at December 31, 2006, are to be totally reimbursed by February 8, 2007. No options were exercised in 2005 and 2004.

	Number	Weighted average
	of options	exercise price

Options outstanding as at January 1, 2004	772,000	$5.00
Granted during 2004	75,000	6.00
Cancelled during 2004	(9,000)	5.15

Options outstanding as at January 1, 2005	838,000	5.09
Cancelled during 2005	(3,000)	5.09

Options outstanding as at January 1, 2006	835,000	5.09
Exercised during 2006	(792,000)	5.08

Options outstanding as at December 31, 2006	43,000	$5.15

The following table summarizes information about outstanding and exercisable options at December 31, 2006:

Outstanding options				Exercisable options

Weighted
average
remaining
Exercise	Number	Weighted average	contractual life	Number	Weighted average
price	of options	exercise price	(in years)	of options	exercise price

$5.15	43,000	$5.15	6	43,000	$5.15

No options were granted in 2006 and 2005. In 2004, the fair value of the 75,000 stock options granted was fixed at $2.86 using the Black-Scholes option pricing model, assuming a fair value of $6.50 for the MX’s

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

12.	Capital stock (continued):

shares, a risk-free rate of 5%, a dividend yield of 0%, an expected volatility of 1% and an expected life for the options of 10 years. All of these stock options were vested as at December 31, 2006.

The total cost of stock options granted is established according to the fair value method at the grant date. The compensation cost related to these options is recognized over a three-year period, being the period over which the options vest, from the grant date. During the year, the MX recorded a compensation cost of $76 ($178 in 2005 and $171 in 2004) and credited contributed surplus for an equivalent amount.

An amount of $467, related to the reimbursement of the loans granted under the stock option plan, has been transferred from contributed surplus to capital stock (nil in 2005 and 2004).

(b)	Share purchase plan:

An employee share purchase plan was implemented in March 2001 for a maximum of 400,000 shares, which was reached in 2003 when the MX issued 141,436 shares at $4.50 per share, for an amount totalling $637. On April 18, 2005, the AMF approved a new subscription period for the employees under the employee share purchase plan from May 6 to June 6, 2005 for a maximum subscription of 200,000 shares. At the end of the subscription period, 112,055 shares were issued at a price of $13.74 per share for a total of $1,539 based on the fair value of the shares. The fair value was established using the discounted cash flow method.

Interest-free loans were granted to employees to buy these shares and the loans are payable through equal payroll deductions over periods varying from 1 to 5 years (maximum of 3 years for loans of the last subscription) from the date of acquisition. The unpaid balance of the loans at December 31, 2006 is $800 ($1,614 in 2005). The total loan payment is secured by a first hypothec with delivery in favour of the MX on all shares acquired by way of loan. These loans are recorded as a reduction of capital stock. The shares purchased by means of share purchase loans are considered, in substance, as stock options, exercised during the term of the share purchase loan. Loans granted for the purchase of these shares are repayable in all circumstances regardless of the variation in share value.

In 2005, the average fair value of the share acquisition rights (accounted for as an option for accounting purposes) has been established at $0.79, based on the Black-Scholes option pricing model, using the following hypothesis: a fair value of the MX’s shares of $13.74, a risk-free rate of 4%, a dividend yield of 0%, expected volatility of 1% and an expected life for the options of a maximum of 3 years, based on the term of the loan.

During the year, the MX recorded a compensation cost of $76 ($56 in 2005 and $74 in 2004) and credited contributed surplus for an equivalent amount.

An amount of $76 related to the reimbursement of the loans granted under the share purchase plan has been transferred from contributed surplus to capital stock ($130 in 2005).

(c)	Private placement for the Directors:

On June 3, 2005, the AMF approved a private placement for the Directors acting at that date, allowing them to subscribe up to a maximum of 10,000 shares each, at a unit price of $13.74 based on the fair value of the shares. The fair value was established using the discounted cash flow method. At the end of the subscription period, 84,000 shares were issued and fully paid on June 8, 2005 for a total consideration of $1,154.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

12.	Capital stock (continued):

(d)	Deferred share unit plan:

The Directors’ deferred share unit plan was abolished in January 2005. The unit value of these deferred share units was established at $13.74 each based on the fair value of the shares determined using the discounted cash flow method.

Number

Deferred share units outstanding as at January 1, 2004	97,992
Granted during 2004	41,496

Deferred share units outstanding as at January 1, 2005	139,488
Exercised in 2005	(139,488)

Deferred share units outstanding as at December 31, 2005	—

During 2005, after the exercise of 139,488 deferred share units, the MX recorded a charge of $470, and included in accounts payable and accruals, is the unpaid balance of $146 (10,626 units) as at December 31, 2005 (nil in 2006).

During 2004, MX recorded a charge of $810.

13.	Cumulative translation adjustment:

	2006	2005

Beginning balance	$(1,790)	$(1,465)
Impact of changes in currency rates on net investment in self-sustaining foreign operation	273	(371)
Impact resulting from transaction reducing the interest in company subject to significant influence (note 5)	—	46
Impact resulting from distributions from company subject to significant influence	551	—

Ending balance	$(966)	$(1,790)

14.	Commitments:

(a)	The MX rents its premises and certain equipment under operating lease agreements expiring between 2007 and 2015, and is committed under service and licence agreements until 2010.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

14.	Commitments (continued):

As at December 31, 2006, total minimum lease payments and minimum payments required for each of the following years under these commitments were as follows:

	Occupancy
	and	Licence and
	equipment	maintenance
	leases	agreements	Total

2007	$1,941	$3,956	$5,897
2008	1,645	3,232	4,877
2009	1,683	2,941	4,624
2010	1,687	2,168	3,855
2011	1,620	—	1,620
2012 and after	5,049	—	5,049

Total minimum payments required	$13,625	$12,297	$25,922

Lease expense amounts to $1,944 ($2,041 in 2005 and $1,954 in 2004).

One of the agreements included in the commitments may be terminated from September 2007 subject to a penalty of 900 Euros ($1,385).

(b)	During 2006, the MX made a commitment to acquire a further 13.3% ownership interest in BOX from an existing unitholder for US$34,175 (C$39,828 as at December 31, 2006). This acquisition is subject to the prior approval by the U.S. Securities and Exchange Commission (“SEC”) as well as customary closing conditions. The formal filing of the regulatory approval application is currently expected to occur in the first half of 2007. There is no assurance that this acquisition will be approved by the SEC or that it will close. Should this transaction be completed, the interest of the MX in BOX would rise from 31.4% to 44.7%. The MX intends to finance this acquisition by debts (note 5).

(c)	The MX has also entered into a commitment in respect of MCeX, pursuant to which it has agreed with the Chicago Climate Exchange Inc. (“CCX”), that it will fund the first US$3,000 of MCeX’s initial working capital requirements. This commitment is staggered in tranches, of which the first is of US$300, and the MX may terminate this commitment upon the exhaustion of each tranche, subject to certain conditions and subject to withdrawing from the MCeX project with CCX.

15.	Contingencies:

The MX is a party to legal actions for damages in connection with the closing of the trading floor. During 2006, an amount of $12,824 of the legal actions taken against the Company was settled for $1,252 and $119 in fees. As at December 31, 2006, there was a total of $27,269 remaining in unsettled legal actions against which the Company intends to defend itself vigorously. Even though the outcome of these legal actions as at December 31, 2006 cannot be determined with certainty, management of the MX has recorded a provision and believes that their outcome will not have a material adverse impact on the MX’s operating results or financial position.

16.	Income taxes:

The provision for income taxes differs from the amount determined by applying the combined federal-provincial tax rate to earnings before income taxes, as set out by laws.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

16.	Income taxes (continued):

The reasons and tax consequences of this difference are as follows:

	2006	2005	2004

Earnings before income taxes	$31,409	$19,527	$12,722
Tax rate as set out by laws	32.02%	31.10%	31.10%

Income taxes computed	10,057	6,073	3,957
Unrecognized tax benefit resulting from losses of BOX	—	—	1,055
Recognized tax benefit resulting from prior losses and other timing differences of BOX	(1,021)	(893)	—
Other change in valuation allowance	(968)	(68)	(98)
Impact of tax rate differential for BOX	140	204	(240)
Adjustment to future tax assets and liabilities for enacted changes in tax rates	(183)	—	(8)
Gain on dilution and realization of cumulative translation adjustment	177	(324)	—
Provincial tax holiday	(1,953)	(905)	(914)
Impact of subsidiary and joint venture tax rate differential	165	198	112
Effect of permanent differences	286	114	37
Tax on large corporations	—	—	115
Other	(122)	(7)	(253)

Income taxes	$6,578	$4,392	$3,763

The tax consequences arising from timing differences resulting in portions of income tax assets and liabilities are as follows:

	2006	2005	2004

Future income tax assets:
Capital assets	$98	$123	$131
Goodwill	1,023	1,082	1,169
Deferred share unit plan	—	—	352
Regulatory Division reserve fund	534	375	277
Employee future benefits plan	220	100	48
Investment in BOX	618	523	1,100
Operating losses and timing differences of BOX (note 5)	532	1,020	1,977
Capital losses	166	83	—
Operating losses available for carry-forward	—	—	54
Capital leases	—	—	130
Other	116	107	69

Future income tax assets	3,307	3,413	5,307
Valuation allowance	(784)	(2,708)	(4,246)

Future income tax assets, net	$2,523	$705	$1,061

Future income tax liabilities:
Capital assets	$(786)	$(184)	$(562)
Capital leases	(26)	(61)	—

Future income tax liabilities	$(812)	$(245)	$(562)

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

16.	Income taxes (continued):

As at December 31, 2006, the MX had for income tax purposes losses carried forward of $1,224 that it can use to reduce its future taxable income related to its share in equity in BOX, maturing in 2024, as well as capital losses carried forward of $627 it can use to reduce future capital gains, for an unlimited period.

17.	Supplemental cash flow information:

	2006	2005	2004

(a) Interest paid	$157	$356	$359
Income taxes paid	7,568	1,505	87
(b) Net change in non-cash operating assets and liabilities:
Receivables	$(1,305)	$2,335	$(1,675)
Daily settlements due from clearing members	15,055	1,657	(16,893)
Clearing members’ cash margin deposits	(1,271)	4,329	(4,861)
Clearing fund cash deposits	(10,802)	(3,461)	3,697
Prepaid expenses	(165)	455	(497)
Accounts payable and accruals	2,329	187	520
Income tax expenses	(141)	2,695	789
Accrued employees benefit liability	303	—	—
Daily settlements due to clearing members	(15,055)	(1,657)	16,893
Clearing members’ cash margin deposits	1,271	(4,329)	4,861
Clearing fund cash deposits	10,802	3,461	(3,697)

	$1,021	$5,672	$(863)

(c) Non-cash transactions related to:
Investing activities:
Purchase of capital assets financed through accounts payable	$1,292	$451	$536
Deferred share units included in accounts payable	—	—	810
Purchase of capital assets financed through capital leases	—	—	4,506
Financing activities:
Loans granted for share purchases	3,042	1,460	—
Transfer from contributed surplus to capital stock related to the reimbursement of loans on shares financed under the share purchase plan	76	130	—
Transfer from contributed surplus to capital stock related to the reimbursement of loans on shares financed under the stock option plan	467	—	—
Dividends payable	13,910	12,721	—

18.	Tax credits on development costs and government assistance:

In 2006, the MX recorded tax credits for an amount of $548 related to development costs. The costs were incurred to improve the technologies used for the trading platform. In 2005, the amount of tax credit recorded was $263 (nil in 2004).

On March 31, 2001, the ministère des Finances du Québec (the “Ministère”) agreed to grant a government assistance program to the MX, totalling $3,500, for the Training Service in order to reimburse a maximum of

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

18.	Tax credits on development costs and government assistance (continued):

50% of business development expenses and/or a maximum of 50% of operating expenses incurred before March 31, 2004.

The above-mentioned government assistances were granted provided that the MX carried out all or substantially all its operations on the territory of the City of Montréal, up to December 31, 2005.

In addition, on April 9, 2001, the Ministère announced the application of tax measures to support the financial sector in the province of Quebec, including securities exchanges such as the MX. These measures provide income tax exemption, capital tax exemption, and an exemption from employer contributions to the Health Services Fund relating to the eligible activities carried out by the MX for the period from October 1, 2000 to December 31, 2010. On June 12, 2003, these exemptions were reduced by 25%. These exemptions, other than income tax exemption, total approximately $890 in 2006 ($828 in 2005 and $624 in 2004).

19.	Related party transactions:

In addition to the transactions disclosed elsewhere in the financial statements, MX entered into the following transactions with related parties.

In 2001, the MX signed an agreement with BOX to provide for a fee the technology and related services required for its electronic trading system. Prior to the beginning of the operations, in February 2004, the MX acted as intermediary in the provision of the necessary products and services, totalling $1,701, in order to establish the technical structure at BOX. These charges were presented as a reduction of compensation and benefits, computer licences and maintenance, and general and administrative expenses.

Beginning in February 2004, the MX became an official supplier to BOX and charges at the exchange amount, being the amount established and agreed to by BOX, salaries, telecommunication services, computer equipment, and other services. The amounts invoiced in 2006 were $15,275 ($15,581 in 2005 and $12,160 in 2004). These transactions were undertaken in the normal course of business. An amount of $20 receivable from BOX is included in receivables as at December 31, 2006 ($854 in 2005).

In 2005, the MX had operations in the normal course of business with its joint venture, Clearco, for an amount of $433 ($79 in 2004).

20.	Segmented information:

The MX operates in two industry segments. The commercial activities of these segments are undertaken in Canada and are defined as follows:

Exchange:

This segment acts as the only standardized financial derivatives exchange in Canada, providing a complete range of equity, index and interest rate derivatives.

Clearing House (CDCC):

This segment acts as clearing house and guarantor for derivative instruments traded at the MX and certain other derivative instruments from the over-the-counter market (OTC).

These segments are managed and evaluated separately based on revenues and net earnings.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

20.	Segmented information (continued):

	2006

		Clearing
	Exchange	House	Consolidated

Revenues from exchange and clearing	$50,737	$13,248	$63,985
Revenues from information systems services (note 19)	15,275	—	15,275
Investment income	1,541	1,072	2,613
Amortization of capital assets and other assets	6,307	91	6,398
Equity in results of company subject to significant influence (note 5)	1,151	—	1,151
Net earnings	17,006	7,825	24,831
Purchase of capital assets and other assets	6,212	280	6,492
Assets	80,574	42,120	122,694

	2005

		Clearing
	Exchange	House	Consolidated

Revenues from exchange and clearing	$37,587	$9,996	$47,583
Revenues from information systems services (note 19)	15,581	—	15,581
Investment income	1,229	556	1,785
Amortization of capital assets and other assets	7,339	247	7,586
Equity in results of companies subject to significant influence (note 5)	2,257	21	2,278
Net earnings	11,168	3,967	15,135
Purchase of capital assets and other assets	3,631	178	3,809
Assets	74,310	44,722	119,032

	2004

		Clearing
	Exchange	House	Consolidated

Revenues from exchange and clearing	$37,091	$8,083	$45,174
Revenues from information systems services (note 19)	12,160	—	12,160
Investment income	760	299	1,059
Amortization of capital assets and intangible assets	4,911	373	5,284
Equity in net losses of companies subject to significant influence (note 5)	(2,684)	—	(2,684)
Net earnings	6,385	2,574	8,959
Purchase of capital assets and other assets	7,543	107	7,650
Assets	62,371	43,266	105,637

Regulatory Division:

Pursuant to a decision rendered by the AMF on November 24, 2000, the MX created a separate regulatory division, responsible for approved participants and market regulation and operating on a cost recovery basis. Since January 1, 2005, with the concurrence of the AMF, the Regulatory Division regulates exclusively the derivative area. At that date, the Regulatory Division transferred its functions and delegated authority on

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

20.	Segmented information (continued):

securities dealers to the Investment Dealers Association of Canada (IDA), in order to bring all dealers and their representatives and officers under the jurisdiction of one self-regulatory organization in Québec. For the year ended December 31, 2006, the Regulatory Division has generated gross revenues of $3,220 ($2,462 in 2005 and $4,009 in 2004) and incurred direct expenses of $1,361 ($885 in 2005 and $1,836 in 2004) and indirect expenses of $876 ($657 in 2005 and $1,565 in 2004). The surplus of the Regulatory Division at December 31, 2006 totals $1,728 ($1,541 in 2005) and is presented in accounts payable and accruals, and an equivalent amount is included in restricted cash. Of this amount, $828 will be reimbursed to approved participants at the beginning of 2007.

21.	Employee future benefits:

Information relating to the MX’s employee future benefit plan is as follows:

	2006	2005	2004

Accrued benefit obligation:
Balance at beginning of year	$1,385	$847	$650
Current service cost	225	159	150
Interest cost	75	60	47
Actuarial loss	15	319	—

Balance at end of year	$1,700	$1,385	$847

Plan assets:
Fair value at beginning of year	$119	$52	$—
Annual return on plan assets	7	5	2
Employer contributions	58	54	50
Actuarial gain	14	8	—

Fair value at end of year	$198	$119	$52

Accrued benefit liability:
Funded status — plan deficit	$1,502	$1,266	$795
Unamortized past service costs	(493)	(545)	(598)
Actuarial loss unamortized	(296)	(311)	—

Balance at end of year	$713	$410	$197

The contributions from the employer of $58 in 2006, $54 in 2005 and $50 in 2004 were invested in a diversified fund.

The MX has provided a letter of guarantee in the amount of $1,782 to the benefit of the trustee of the employee future benefit plan, using a part of the operating line of credit already in place with its bank (note 9).

The significant actuarial assumptions used to determine the MX’s accrued benefit obligation and benefit plan expense are as follows (weighted average assumptions as of January 1):

Expense and obligation	2006	2005	2004

Discount rate	5.0%	5.0%	6.5%
Expected long-term rate of return on plan assets	7.0%	5.0%	6.5%
Rate of compensation increase	3.0%	3.0%	3.5%

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

21.	Employee future benefits (continued):

The actuarial valuation for funding purposes of the pension plan is as of January 1, 2004. The next actuarial valuation for funding purposes must be performed as at January 1, 2007 at the latest. The measurement date for the plan assets and the accrued benefit obligation is January 1.

The MX’s net benefit plan expense is as follows:

	2006	2005	2004

Current service cost	$225	$159	$150
Interest cost	75	60	47
Expected return on plan assets	(7)	(5)	(2)
Amortization of past service costs	52	52	52
Amortization of actual loss	16	—	—

Net benefit plan expense	$361	$266	$247

The net benefit plan expense is included in compensation and benefits in the consolidated statement of earnings.

22.	Financial instruments:

(a)	Credit risk:

The MX reviews a customer’s credit history before extending credit and conducts regular reviews of its existing customers’ credit performance. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information.

(b)	Interest rate risk:

Any fluctuation in market interest rates will cause the return on cash and cash equivalents and temporary investments and the fair value of temporary investments to vary either upward or downward.

(c)	Fair value of financial instruments:

The carrying amount of receivables, clearing members’ cash deposits (assets and liabilities), clearing fund cash deposits (assets and liabilities), daily settlements due from/to clearing members, accounts payable and accruals and loans to employees included in other assets approximates their fair value due to the near-term maturity of those instruments.

(d)	Concentration of credit risk:

Approximately 19% of MX’s revenues for the year ended December 31, 2006 were generated by BOX in information systems services (25% in 2005 and 21% in 2004), while four approved participants on behalf of numerous clients, representing more than 6% of MX’s revenues individually, generated 33% of MX’s revenues in 2006 (31% in 2005 and 30% in 2004), for a combined total of 52% in 2006 (56% in 2005 and 51% in 2004).

23.	Risk management:

In its role of clearing house, the CDCC assumes the obligations that arise from a defaulting member’s derivative positions. The CDCC employs various techniques to minimize its exposure in the event of such a default. The principal technique is the collection of risk-based margin deposits in the form of cash, letters of credit, equities and liquid government securities (note 4). Should a clearing member fail to meet a daily margin call or otherwise not honour his obligations under open futures and options contracts, margin deposits would be available to apply against costs incurred by the CDCC in liquidating the positions.

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

23.	Risk management (continued):

The CDCC’s margining system is complemented by a stress test reporting system, which is part of its Capital Monitoring Program. This process, introduced in 2000, evaluates the financial strength of the members to meet margin requirements that may result from a sudden adverse change in the market. Members’ portfolios are subject to these stress tests and those members that fail to meet the criteria established by the CDCC are required to deposit a stress margin.

The CDCC also maintains a clearing fund through deposits of cash and securities from clearing members (note 4). This fund is available in the event that the cost of liquidating a defaulting member’s positions exceeds the margin deposits collected from that member. The aggregate level of clearing funds required to be deposited by each clearing member is 12% of the largest aggregate daily margin requirement of that clearing member over the preceding calendar month.

If, on a member default, further funding is necessary to complete the liquidation, the CDCC has the right to require members to contribute an additional amount equal to their previous contribution to the clearing fund.

The CDCC has arranged a total of $30,000 in revolving standby credit facilities with a Canadian Schedule I bank to provide liquidity in the event of default by a clearing member. Borrowings under the facilities, which are required to be collateralized, bear interest based on the bank’s prime rate plus 0.75%. These facilities have not been utilized since the date they were established.

24.	Other revenues:

The MX has received a financial compensation of $5,000 in 2004 from the TSX Group Inc. to allow the latter to acquire the NGX Energy Exchange in Alberta, taking into consideration the Canadian Exchanges Specialization Agreement signed on March 15, 1999.

25.	Subsequent events:

(a)	On February 13, 2007, the MX’s Board of Directors approved a stock split of the MX’s shares on a three-for-one basis effective March 15, 2007. The following table shows the impact of the stock split on the earnings per share.

	2006	2005	2004

Net earnings	$24,831	$15,135	$8,959

Weighted average number of shares outstanding — basic	26,228,286	24,591,153	24,183,753
Dilutive effect of stock options and shares held in guarantee	1,207,839	1,758,783	1,151,268
Weighted average number of shares outstanding — diluted	27,436,125	26,349,936	25,335,021

Basic earnings per share	$0.95	$0.62	$0.37
Diluted earnings per share	$0.91	$0.57	$0.35

(b)	Strategic investment:

On March 13, 2007, the MX and the NYMEX Holdings Inc. (“NYMEX”) entered into an agreement whereby NYMEX would purchase on March 23, 2007, 3,097,718.334 newly-issued MX common shares on a post stock split basis for $29 1/3 per common share, totalling net proceeds of approximately $89,400 (net of transaction fees).

In addition to general corporate purposes, MX will use these proceeds to fund the payment of a special dividend of $0.33 1/3 per common share on a post stock split basis ($1.00 per common share on a pre-stock

BOURSE DE MONTRÉAL INC.
Notes to Consolidated Financial Statements (continued)
Years ended December 31, 2006, 2005 and 2004
(In thousands of dollars, except per share amounts and the number of shares)

25.	Subsequent events (continued):

split basis) of an aggregate dividend amount of $9,300. This dividend will be payable on April 12, 2007 to shareholders of record on March 22, 2007. The proceeds will also be used, as approved by the Board of Directors of MX, under a normal course issuer bid to purchase, in the normal course of its activities, commencing on the first date of listing of the MX common shares on the TSX and ending on March 22, 2008, up to 2,412,143 MX common shares. The purchases will be made at market prices through the facilities of TSX in accordance with its rules and policies. The common shares thereby purchased will be cancelled.

As part of this agreement, MX and NYMEX created a business venture, called Canadian Resources Exchange Inc. (“CAREX”), for the trading and clearing of different energy products in the Canadian market. MX and NYMEX, will share CAREX’s net earnings equally and control will be exercised jointly.

(c)	New stock based compensation plans:

On February 13, 2007, the MX’s Board of Directors agreed to terminate the existing stock option plan and the share purchase plan, but to maintain the options still outstanding and exercisable. As of March 23, 2007 there are 69,000 options on a post stock split basis still outstanding and exercisable (23,000 options on a pre stock split basis).

At the same time, the MX’s Board of Directors approved the creation of a new employee share purchase plan and a stock option plan. Both plans will be implemented on the listing date of the MX.

(i)	Employee share purchase plan:

•	As per the terms of the plan, the eligible employees may contribute up to 10% of their annual base salary. The MX will contribute an amount equal to 50% of the eligible employee’s contribution, up to a maximum of $2.5 per calendar year.

•	The plan will not have a dilutive effect since the purchase of shares will be made on the open market by the plan administrator.

(ii)	Stock option plan:

The plan, of a total duration of 10 years, foresees a total reserve of 1,800,000 common shares after giving effect to the stock split. The plan, entirely based on performance criteria, is available for officers and key employees of the MX and its wholly-owned subsidiary, CDCC. The Board of Directors has full latitude on all aspects of the plan.

26.	Comparative figures:

Certain prior years’ comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.